FOR IMMEDIATE RELEASE

Investor Relations Contact:	Media Relations Contact:
Gregory Hunt 781-830-3995 ghunt@twtr.com	Jeff Duhamel 781-830-3495 jduhamel@twtr.com

Tweeter Home Entertainment Group Receives “Stalking Horse” Bids on Assets
and Secures $10 million in DIP Financing

•	Schultze Asset Management, LLC makes $38 million “going concern” bid for the Company and to provide a $10 million junior debtor-in-possession (DIP) line of credit to Tweeter

•	Whippoorwill Associates, Inc. and Bay Harbour Management, L.C. team up to make $10 million bid for Tweeter’s 18.75% ownership interest in Tivoli Audio, LLC

Canton, Mass., (June 26, 2007) – Tweeter Home Entertainment Group, Inc. today announced two “stalking horse” bids for its assets in connection with the Company’s Chapter 11 reorganization efforts. Schultze Asset Management, LLC has made a $38 million “going concern” bid for substantially all of the Company’s assets. Schultze would also assume $8 million of Tweeter’s “cure costs” associated with the Company’s bankruptcy proceeding, as well as provide the national specialty consumer electronics retailer with a $10 million junior debtor-in-possession (DIP) line of credit. Tweeter intends to use the $10 million in new funding to purchase merchandise and for other general corporate purposes.

Schultze’s bid includes the purchase of Tweeter’s 18.75% interest in Tivoli Audio, LLC. Separately, Whippoorwill Associates, Inc. and Bay Harbour Management, L.C. have teamed up to make a $10 million bid for just Tweeter’s Tivoli ownership interest.

The U.S. Bankruptcy Court today approved Schultze’s, Whippoorwill’s and Bay Harbour’s respective “stalking horse” bids under a process where other qualified bidders will have the opportunity to submit “higher or otherwise better” offers. An auction will commence on July 10, 2007 among Schultze, Whippoorwill, Bay Harbour and any other qualified bidder.

“We are pleased to complete these important steps in our restructuring process as we move forward,” said Tweeter President and CEO Joe McGuire. “Our objective is to bring cash into the Company as quickly and responsibly as possible and today’s events move us closer to that goal.”

About Tweeter
Tweeter Home Entertainment Group, Inc. was founded in 1972 by the Company’s Chairman, Sandy Bloomberg. Based in Canton, Massachusetts, the Company is a national specialty consumer electronics retailer providing home and mobile entertainment solutions. The Company’s fiscal 2006 revenues were $775 million. Tweeter has been named the 2006 Retailer of the Year by Sound and Vision Magazine and a “Consumer Electronics Retailer of the Year” by Audio-Video International every year since 1979. The company operates 103 stores under the Tweeter, hifi buys, Sound Advice and Showcase Home Entertainment names. The Company’s stores are located in the following markets: New England, the Mid-Atlantic, Chicago, the Southeast (including Florida), Texas, Phoenix and Las Vegas. Further information on Tweeter Home Entertainment Group can be found on the Company’s websites at www.twtr.com and www.tweeter.com.

About Schultze Asset Management, LLC
Founded in 1998, Schultze Asset Management, LLC (www.samco.net) is a leading alternative investments firm specializing in distressed and special situations investing. The firm manages approximately $725 million in assets on behalf of institutional and high net worth clients located throughout the world. Schultze’s offices are in Purchase, NY.

About Whippoorwill Associates, Inc. and Bay Harbour Management L.C.

Whippoorwill Associates, Inc. and Bay Harbour Management L.C. are investment managers specializing in distressed securities and special situations.

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